Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Risa Burgess
MSLGROUP
781-684-0770
Corp_hyh@mslgroup.com

Halyard Health, Inc. Announces First Quarter 2016 Results
Completes Acquisition of CORPAK MedSystems

ALPHARETTA, May 4, 2016/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today reported first quarter 2016 results.

Executive Summary

•	First quarter 2016 net sales were $385 million, down 2 percent from the same period last year. On a constant currency basis, net sales decreased 1 percent in the quarter.

•
Net income for the first quarter 2016 was $14 million compared to net income of $22 million in the first quarter of 2015. First quarter adjusted net income was $25 million compared to adjusted net income of $24 million in the prior year.

•
First quarter diluted earnings per share were $0.30 compared to $0.46 diluted earnings per share in the first quarter of 2015. Adjusted diluted earnings per share in the quarter were $0.53, compared to adjusted diluted earnings per share of $0.51 in the prior year.

•
Halyard completed the previously announced acquisition of CORPAK MedSystems, Inc. (CORPAK). CORPAK is a leader in nasogastric tube technologies and its segment-leading products complement Halyard's existing Digestive Health portfolio.

“I’m pleased with our start to the year as we delivered solid earnings and completed our first acquisition to accelerate our Medical Devices business,” said Robert Abernathy, Halyard Chairman and CEO. “Our balance sheet remains strong and we are positioned to continue our transformation to a leading medical device company.”

First Quarter 2016 Operating Results

Net sales of $385 million were 2 percent below the prior year and down 1 percent on a constant currency basis. Excluding expected lower Corporate and Other sales, volumes increased 4 percent, which was partially offset by 2 percent lower selling price.

Operating profit was $33 million in the first quarter of 2016 versus $41 million in 2015. On an adjusted basis, operating profit was $45 million compared to $46 million in the prior year. Lower selling prices in Surgical and Infection Prevention (S&IP) and higher planned research and development expenses were offset by commodity deflation and favorable currency exchange rates.

Adjusted results for 2016 exclude $2 million spin-related transition charges, $1 million for acquisition-related charges, $4 million for litigation matters, $5 million of intangible amortization expense and a $4 million revaluation of a prior year deferred tax asset, due to a change in Thailand's statutory tax rate.

Adjusted EBITDA for the first quarter, excluding spin-related transition charges, acquisition-related charges and litigation expenses was $55 million, even with the prior year quarter.

First Quarter 2016 Business Segment Results

Surgical and Infection Prevention

S&IP net sales were $255 million, even with the first quarter of 2015. On a constant currency basis, net sales increased 1 percent. Sales volumes increased 4 percent driven by a strong demand for exam gloves in North America and a favorable comparison with last year's first quarter, when distributors heavily drew down their inventory. Volume was partially offset by 3 percent lower selling price, primarily in exam gloves and sterilization.

S&IP operating profit for the quarter was $25 million compared to $20 million in the first quarter of 2015. The increase was driven by favorable currency exchange rates and commodity cost deflation.

Medical Devices

Net sales of Medical Devices in the first quarter 2016 were $127 million, a 4 percent increase compared to the first quarter 2015. On a constant currency basis, sales increased 4 percent driven by a 5 percent increase in sales volumes, offset by 1 percent lower selling prices. Performance was driven by continued strong demand in interventional pain in North America. In respiratory health, despite this year's light cold and flu season, sales volumes increased as the company cycled a quarter that was impacted by the timing of distributor shipments.

Operating profit for Medical Devices was $30 million in the first quarter 2016, compared to $25 million in the prior year. Performance was driven by higher sales volumes and favorable currency exchange rates partially offset by increased research and development spending.

Balance Sheet and Cash Flow

Total debt at the end of the first quarter 2016 was $579 million, consisting of a secured term loan and unsecured notes, compared to total debt of $578 million at the end of 2015.

Cash from operations less capital expenditures, or free cash flow, for the first quarter was $35 million compared to $12 million a year ago. Capital spending for the first quarter fell to $8 million compared to $28 million in 2015 due to fewer spin-related activities. The company’s cash balance was $165 million at the end of the first quarter 2016, compared to $130 million at the end of 2015.

2016 Outlook and Key Planning Assumptions

The company maintains its full-year 2016 adjusted diluted earnings per share outlook of $1.50 to $1.70, which includes $0.05 accretion from the CORPAK acquisition announced on April 11. Additionally, the key planning assumptions that it provided on its Year-End 2015 conference call, on February 29, remain unchanged.

Non-GAAP Financial Measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Net sales on a constant currency basis

•	Adjusted net income

•	Adjusted diluted earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate

•	Adjusted EBITDA

•	Free cash flow

These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
Transition costs relating to the separation from Kimberly-Clark, which include costs to establish Halyard Health’s capabilities as a stand-alone entity. These costs are related primarily to the transition services the company receives from Kimberly-Clark as well as the rebranding and other supply chain transition costs, and are expected to continue through 2016.

•	Manufacturing strategic charges and gains relating to exiting one of the disposable glove facilities in Thailand and outsourcing the related production.

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.

•	The positive or negative effect of changes in currency exchange rates during the year.

•	Expenses associated with litigation matters.

•	Certain acquisition and integration charges related to the acquisition of CORPAK MedSystems, Inc.

•	The remeasurement of a deferred tax asset due to Thailand's statutory tax rate change.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Additionally, the Compensation Committee of the company's Board of Directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's net sales on a constant currency basis, adjusted diluted earnings per share and adjusted EBITDA which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.

Conference Call

Halyard Health, Inc. will host a conference call today at 9 a.m. ET. The conference call can be accessed live over the internet at https://halyardhealth.investorroom.com  or via telephone by dialing 877.240.5772 in the United States. A replay of the call will be available at noon ET today by calling 877.344.7529 in the United States and entering passcode 10083749. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health

Halyard Health (NYSE: HYH) is a medical technology company focused on preventing infection, eliminating pain and speeding recovery for healthcare providers and their patients. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as preventing healthcare-associated infections and reducing the use of narcotics while helping patients move from surgery to recovery. Halyard’s business segments - Surgical and Infection Prevention (S&IP) and Medical Devices - develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015	Change
Net Sales	$384.8	$394.2	(2.4)%
Cost of products sold	248.3	262.1	(5.3)
Gross Profit	136.5	132.1	3.3
Research and development expenses	8.7	6.0	45.0
Selling and general expenses	92.8	97.2	(4.5)
Other expense and (income), net	1.9	(12.0)	N.M.
Operating Profit	33.1	40.9	(19.1)
Interest income	0.2	0.1	N.M.
Interest expense	(8.0)	(8.3)	(3.6)
Income Before Income Taxes	25.3	32.7	(22.6)
Income tax provision	(11.1)	(11.0)	0.9
Net Income	$14.2	$21.7	(34.6)

Interest expense, net	7.8	8.2	(4.9)
Income tax provision	11.1	11.0	0.9
Depreciation and amortization	15.6	16.4	(4.9)
EBITDA	$48.7	$57.3	(15.0)

Per Share Basis
Basic	$0.30	$0.47	(36.2)%
Diluted	0.30	0.46	(34.8)

Common Shares Outstanding (in thousands)	As of March 31,
	2016	2015
Basic	46,615	46,536
Diluted	46,848	46,706

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Gross Profit		Operating Profit
	Three Months Ended March 31,		Three Months Ended March 31,
	2016	2015	2016	2015
As reported	$136.5	$132.1	$33.1	$40.9

Spin-related transition charges	—	2.0	1.6	10.5
Manufacturing strategic changes	—	0.3	—	(12.0)
Acquisition-related charges	—	—	1.1	—
Litigation and legal	—	—	3.6	—
Intangibles amortization	0.6	0.8	5.2	6.4

As adjusted non-GAAP	$137.1	$135.2	$44.6	$45.8

	Income before taxes		Income tax provision
	Three Months Ended March 31,		Three Months Ended March 31,
	2016	2015	2016	2015
As reported	$25.3	$32.7	$(11.1)	$(11.0)
Effective tax rate, as reported			43.9%	33.6%

Spin-related transition charges	1.6	10.5	(0.6)	(4.0)
Manufacturing strategic changes	—	(12.0)	—	3.6
Acquisition-related charges	1.1	—	(0.4)	—
Litigation and legal	3.6	—	(1.4)	—
Intangibles amortization	5.2	6.4	(2.0)	(2.5)
Thailand statutory tax rate change	—	—	3.7	—

As adjusted non-GAAP	$36.8	$37.6	$(11.8)	$(13.9)
Effective tax rate, as adjusted			32.1%	37.0%

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Net Income
	Three Months Ended March 31,
	2016	2015
As reported	$14.2	$21.7
Diluted EPS, as reported	$0.30	$0.46

Spin-related transition charges	1.0	6.5
Manufacturing strategic changes	—	(8.4)
Acquisition-related charges	0.7	—
Litigation and legal	2.2	—
Intangibles amortization	3.2	3.9
Thailand statutory tax rate change	3.7	—

As adjusted non-GAAP	$25.0	$23.7
Diluted EPS, as adjusted	$0.53	$0.51

	EBITDA
	Three Months Ended March 31,
	2016	2015
EBITDA, as reported	$48.7	$57.3

Spin-related transition charges	1.6	9.7
Manufacturing strategic changes	—	(12.0)
Acquisition-related charges	1.1	—
Litigation and legal	3.6	—

Adjusted EBITDA	$55.0	$55.0

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)

2016 OUTLOOK

	Estimated Range
Adjusted diluted earnings per share	$1.50	to	$1.70
Amortization	(0.37)	to	(0.33)
Spin-related transition expenses	(0.22)	to	(0.20)
Acquisition related charges	(0.39)	to	(0.34)
Other	(0.26)	to	(0.23)
Diluted earnings per share (GAAP)	$0.26	to	$0.60

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions)

	As of March 31, 2016	As of December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$165.1	$129.5
Accounts receivable, net	206.3	224.7
Inventories	308.4	303.2
Prepaid expenses and other current assets	26.8	18.6
Total Current Assets	706.6	676.0
Property, Plant and Equipment, net	275.6	279.5
Goodwill	946.8	945.2
Other Intangible Assets, net	77.4	82.6
Deferred Tax Assets	11.3	14.9
Other Assets	2.0	2.0
TOTAL ASSETS	$2,019.7	$2,000.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$181.1	$163.2
Accrued expenses	128.2	152.0
Total Current Liabilities	309.3	315.2
Long-Term Debt	578.5	578.1
Deferred Tax Liabilities	23.9	23.8
Other Long-Term Liabilities	28.2	27.8
TOTAL LIABILITIES	939.9	944.9
Stockholders’ Equity	1,079.8	1,055.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,019.7	$2,000.2

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(unaudited)
(in millions)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net income	$14.2	$21.7
Depreciation and amortization	15.6	16.4
Net loss (gain) on asset dispositions	0.1	(12.1)
Changes in operating assets and liabilities	3.3	8.9
Deferred income taxes and other	9.3	4.8
Cash Provided by Operating Activities	42.5	39.7
Investing Activities
Capital expenditures	(8.0)	(27.7)
Proceeds from dispositions of property	—	7.7
Cash Used in Investing Activities	(8.0)	(20.0)
Financing Activities
Debt repayments	—	(1.0)
Cash Used in Financing Activities	—	(1.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.1	(1.5)
Increase in Cash and Cash Equivalents	35.6	17.2
Cash and Cash Equivalents - Beginning of Period	129.5	149.0
Cash and Cash Equivalents - End of Period	$165.1	$166.2

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2016	2015	Change
Net Sales
Surgical and Infection Prevention	$254.7	$254.8	—%
Medical Devices	126.7	122.3	3.6
Corporate and Other(a)	3.4	17.1	(80.1)
Total Net Sales	$384.8	$394.2	(2.4)%

Operating Profit
Surgical and Infection Prevention(b)	$24.6	$19.5	26.2%
Medical Devices(c)	29.7	24.8	19.8%
Corporate and Other(d)	(19.3)	(15.4)	N.M.
Other (expense) income, net(e)	(1.9)	12.0	N.M.
Total Operating Profit	$33.1	$40.9	(19.1)%
_______________________________________________

(a)	Corporate and Other net sales include sales of non-healthcare products to Kimberly-Clark.

(b)	S&IP operating profit includes $0.2 million of amortization of expense for each of the quarters ended March 31, 2016 and 2015.

(c)	Medical Devices operating profit includes $5 million and $6 million of amortization expense for the quarters ended March 31, 2016 and 2015, respectively.

(d)
Corporate and Other for the three months ended March 31, 2016 includes $15 million of general expenses, $2 million of post spin-related transition expenses, $1 million of acquisition-related expenses and $1 million of costs related to Corporate Sales. Corporate and other for the three months ended March 31, 2015 includes $9 million of general expenses and $11 million of post spin-related transition expenses partially offset by $5 million of profit on corporate sales.

(e)	Other (expense) income, net for the three months ended March 31, 2016 includes $4 million related to legal expenses and litigation.
N.M. - not meaningful

Percentage Change - Net Sales vs. Prior Year		Changes Due To
	Total	Volume(a)	Pricing/Mix	Currency	Other(b)
Consolidated	(2)%	4%	(2)%	(1)%	(3)%
Surgical and Infection Prevention	—%	4%	(3)%	(1)%	—%
Medical Devices	4%	5%	(1)%	—%	—%
_______________________________

(a)	Volume excludes changes in sales volume to Kimberly-Clark.

(b)	Other includes changes in sales volume to Kimberly-Clark and rounding.